UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

ClearPoint Business Resources, Inc. (the “Company”) has previously disclosed in its reports filed with the Securities and Exchange Commission that the Company entered into a credit agreement, dated as of February 23, 2007, as amended (the “Credit Agreement”), with Manufacturers and Traders Trust Company (“M&T”) and the several banks and other financial institutions from time to time parties thereto (together with M&T, the “Lenders”) for a revolving credit facility and a term loan (collectively, the “Credit Facilities”).

On May 9, 2008, the Company received a letter (the “Letter”) from M&T indicating, among other matters, that the principal amount of revolving credit loans outstanding under the Credit Agreement shall be limited to a maximum amount of $7.3 million for the period ended May 16, 2008. The Company is in the process of discussing the Letter with M&T and establishing credit limits for future periods.

In addition, the Company does not anticipate meeting certain of the financial covenants for the fiscal quarter ended March 31, 2008 contained in the Credit Agreement. Non-compliance with such financial covenants would constitute an event of default under the Credit Agreement. Unless waived, such non-compliance would permit the Lenders to exercise their remedies under the Credit Agreement, including declaring all amounts owing under the Credit Facilities to be immediately due and payable. The Company is currently negotiating a waiver with the Lenders to address such anticipated non-compliance. The Company received a waiver for non-compliance with certain financial covenants under the Credit Agreement at December 31, 2007, however, there can be no assurance that the Company will be able to obtain the waiver in connection with its anticipated non-compliance with the financial covenants at March 31, 2008. Failure to receive such waiver and/or obtain adequate financing to continue operations is likely to have a material adverse effect on the Company’s financial position and liquidity and may raise substantial doubt as to the Company’s ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Kurt Braun
Name:	Kurt Braun
Title:	Chief Financial Officer

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